EXHIBIT A-1
AMERICAN FIDELITY DUAL STRATEGY FUND, INC.
CERTIFICATION PURSUANT TO RULE 0-2(c)(1)
          I, David R. Carpenter, do hereby certify as follows:
          1.   I am the President and Secretary of American Fidelity Dual Strategy Fund, Inc. (“DSF” or the “Fund”).
          2.   In such capacity, I have examined the records of actions taken by the Board of Directors of DSF.
          3.   The Board of Directors of DSF has duly adopted the following resolutions:
                       Resolved:
1.	The officers and appropriate agents of the Fund are authorized to execute and file on behalf of the Fund with the Securities and Exchange Commission an application for an order exempting the Fund and its investment advisor, American Fidelity Assurance Company (the “Advisor”), acting as a “manager of managers” with respect to the Fund, from Section 15(a) of the Investment Company Act of 1940 (the “Act”), and certain disclosure requirements to which the Fund is subject, and any necessary or appropriate amendments thereto, so as to permit the Fund and the Advisor, to enter into and materially amend subadvisory agreements without shareholder approval and not to disclose certain itemized subadvisory fee information.

2.	The officers and appropriate agents of the Fund are authorized to take such other actions as may be necessary or appropriate to effectuate the intent of the foregoing resolutions.

March 10, 2010	By:	/s/ David R. Carpenter
David R. Carpenter
Secretary

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